Exhibit 99.1

CONTACT

Company Contact

Gina Rodrigues

Aware, Inc.

781-276-4000

grodrigues@aware.com

Aware’s Strategic Partnership with MIRACL Extends Its Cloud-Based Biometric Authentication Technology

$2.5M Investment and MIRACL Partnership Broadens Aware’s Product Portfolio Enabling Organizations to Minimize Risk from Data Breaches, Ransomware

BEDFORD, MASS. – March 15, 2022– Aware, Inc., (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, today announced it has entered into a partnership with MIRACL, a cybersecurity software company specializing in single-step, secure multi-factor authentication. Aware expects this partnership to enable it to extend its cloud-based biometric authentication technology to protect against data breaches and ransomware, which are continuing challenges in many industries, including financial services. This partnership further cements the value Aware is bringing to the financial services market, as demonstrated by its recent acquisition of Fortress Identity. Concurrently with entry into the partnership, Aware also made a $2.5 million strategic investment in loan stock issued by Omlis limited, the parent company of MIRACL.

“Data breaches and ransomware are continuing to wreak havoc on enterprises, and recent high-profile attacks like the Colonial Pipeline are reminders of the escalating threats we continue to face,” says Bob Eckel, chief executive officer and president of Aware. “In many cases, government agencies are calling on organizations to pursue multifactor authentication (MFA) to enhance their security. To date, many defenses against cybercrimes have relied on zero knowledge trust, which has several disadvantages; or traditional passwords, which are prone to login errors and irritating reset requirements. With MFA that incorporates biometrics, organizations can now have unprecedented protection and user privacy without the risks or frustrations of other approaches. This technology we now have available is an important and effective tool against these sorts of attacks.”

The partnership is a through mutual reseller arrangement whereby each company can both sell each other’s products and integrate them within their own product lines, quickly bringing to market password-free login paradigms delivering superior security and simplicity for users. For Aware, adding MIRACL’s risk management functionality to its solutions portfolio delivers greater value to customers, and increases the number and variety of Aware’s easily integrated cloud and SaaS-based “adaptive authentication” services to best fit its customers’ needs and flexibility requirements. The partnership also lays the groundwork for future joint product development.

For MIRACL, the partnership adds affordable, high performing, and proven competitive biometrics to its technology to combat the rising threats of data breaches and ransomware. This will enable the company to provide a more extensive range of authentication capabilities to customers, in addition to its MIRACL Trust® solution.

“Ransomware attacks have increased more than 150 percent between the first six months of 2021 compared to the same period the previous year. MFA is now an essential deterrent,” says Rob Griffin, chief executive officer at MIRACL. “MFA incorporating advanced biometrics—which verify an individual’s identity based on unique physical characteristics—are a stronger defense than most other approaches available today. We expect the market to be very receptive to the addition of Aware biometrics to our authentication offerings and look forward to a strong and mutually beneficial partnership moving forward.”

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and software-as-a-service offerings address the growing challenges that government and commercial enterprises face in protecting revenue, retaining customers, and lowering risk. Through convenient, frictionless and highly secure user experiences, Aware equips customers to effectively onboard, authenticate and manage identity information of individuals. Aware’s capabilities leverage best in class machine learning, artificial intelligence technologies—applied to diverse data sets, and tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features; helping them feel secure and improving their lives. Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com/ or follow Aware on Twitter @AwareBiometrics.

About MIRACL

MIRACL creates a positive user experience and cost savings by removing the barriers to secure authentication. With a near faultless login success rate of over 99.6%, MIRACL reclaims the 15% of traffic that’s lost to poor login experiences. The single-step, 2 second login decreases support costs by 30%+ and saves significant time for both consumers and staff.

MIRACL Trust is a PSD2 compliant multi-factor solution for both authentication and transaction signing that runs natively on any device without downloads. It’s CCPA or GDPR friendly since no user data is stored or needed to integrate with any other identity or service platform. MIRACL’s global portfolio of clients include Experian, Credit Agricole, Cashfac and Domino’s Pizza. MIRACL’s technology is licensed to the US Government, Intel, Google and Microsoft.

For more information please visit www.miracl.com or follow on social media: Twitter @MIRACL | LinkedIn MIRACL

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as our expectations regarding our new product. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements, including the risks that (i) current and prospective customers do not purchase our new product in the quantities that we expect (ii) our new product does not perform as well as we expect because of errors, defects or bugs and (iii) we may not realize the expected benefits of our relationship with MIRACL. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and other reports and filings made with the Securities and Exchange Commission.

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